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                                  EXHIBIT 12.1

                          BOSTON SCIENTIFIC CORPORATION

   STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES (Unaudited)
                                  (in millions)

                                                                                             Year Ended December 31,
                                                                               ----------------------------------------------------
                                                                                 2003       2002       2001       2000       1999
                                                                               ----------------------------------------------------
Fixed charges:
       Interest expense and debt issuance costs                                $     46   $     43   $     59   $     70   $    122
       Interest portion of rental expense                                            10         11         12         15         15
                                                                               ----------------------------------------------------
          Total fixed charges                                                  $     56   $     54   $     71   $     85   $    137
                                                                               ====================================================
Earnings:
       Income before income taxes                                              $    643   $    549   $     44   $    527   $    562
       Fixed charges per above                                                       56         54         71         85        137
       Net distributed/(undistributed) equity in earnings of equity investees                             (13)        13         (1)
       Less: capitalized interest                                                                                                 1
                                                                               ----------------------------------------------------
          Total earnings, as adjusted                                          $    699   $    603   $    102   $    625   $    697
                                                                               ====================================================
Ratio of earnings to fixed charges                                                12.48      11.17       1.44       7.35       5.09
                                                                               ====================================================

The calculation above relates to the $500 million of registered debt securities that the Company issued in March 1998. See Note G of the consolidated financial statements for further information regarding the debt securities.